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Exhibit 11

                        AVANT! CORPORATION AND SUBSIDIARIES
           STATEMENTS RE:  PRIMARY AND DILUTED EARNINGS PER COMMON SHARE
                            AND COMMON EQUIVALENT SHARE
                       (In thousands, except per share data)


                                                                                    Years Ended
                                                                                    December 31,
                                                                     ----------------------------------------
                                                                     1997               1996             1995
                                                                     ----               ----             ----
Basic EPS:

Net income                                                          $ 6,541            $12,484          $10,524
Total weighted average number of common
      shares outstanding                                             25,898             24,581           20,688

Basic earnings per share                                            $  0.25            $  0.51          $  0.51


Diluted EPS:

Net income                                                          $ 6,541            $12,484          $10,524

Weighted average number of common
      shares outstanding                                             25,898             24,581           20,688
Common stock equivalents:
     Stock options and awards                                         1,515              2,180            1,781
     Preferred stock                                                     --                 --              851
     Shares deemed to be outstanding to fund shareholder
          distribution                                                   --                 --              319
                                                                    -------            -------          -------
Total weighted average number of common and
     common equivalent shares outstanding                            27,413             26,761           23,639

Diluted earnings per share                                          $  0.24            $  0.47          $  0.45

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